Exhibit No. 10.13

Plan Document Amended as of January 1, 2014

ARMSTRONG NONQUALIFIED DEFERRED COMPENSATION PLAN

The Armstrong Nonqualified Deferred Compensation Plan (the "Plan") was established by the Retirement Committee of Armstrong World Industries, Inc. effective January 1, 2005. The Plan was most recently amended and restated effective January 1, 2014.

The Plan is a nonqualified deferred compensation plan for a select group of management or highly compensated employees and nonemployee directors. The Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to achieve deferral of taxation until deferred amounts are distributed in accordance with the terms of the Plan.

1.
DEFINITIONS
1.1
"Account" shall mean an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.
1.2
"Administrator" shall mean the Retirement Committee of the Company.
1.3
"Beneficiary" means the person or persons, trust or other entity designated in writing by a Participant to receive payments under the Plan upon the death of a Participant.
1.4
"Board" means the Board of Directors of the Company.
1.5
"Bonus" means any discretionary performance-based cash bonuses paid for services with the Company, including any bonus payments under the WAVE Executive Bonus Plan.
1.6
"Change in Control" means the first to occur of any of the following events: (i) a Change in Ownership of the Corporation, (ii) a Change in Effective Control of the Corporation or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Corporation.
(a)
A "Change in Ownership" of the Corporation occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation.
(b)
A "Change in Effective Control" of the Corporation occurs on the date that either:
(i)
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons)

ownership of stock of the Corporation possessing 35 percent or more of the total voting power of the stock of the Corporation; or
(ii)
a majority of members of the Corporation's board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's board of directors prior to the date of the appointment or election.

(c)
A "Change in the Ownership of a Substantial Portion of the Assets of the Corporation" occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 1.6(c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

The determination of whether a Change in Control event has occurred will be made in accordance with the requirements of Code Section 409A and the guidance issued thereunder. The foregoing definition of Change in Control shall exclude the occurrence of the date(s) on which (i) the Chapter 11 Plan of Reorganization of the Company shall become effective and (ii) the creation by the Company of the Asbestos Personal Injury Trust.

1.7
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.8
"Corporation" shall mean Armstrong Holdings, Inc. or any successor by merger, purchase or otherwise.
1.9
"Company" shall mean Armstrong World Industries, Inc. and any other subsidiary corporation controlled by the Corporation that that adopts this Plan with the permission of the Administrator.
1.10
"Compensation" shall mean:
(a)
for an employee Participant, Compensation shall include:
(i)
for purposes of deferral of Compensation under Section 3, a Participant's annual base salary and any actual bonus payable under the Participant's employing Company's annual bonus plan

(including the WAVE Executive Bonus Plan) received by the employee for services with such Company and,
(ii)
for purposes of determining the Restoration Matching Credits under Section 4.1, in addition to the amounts under Section 1.10(a)(i) above, amounts allocated, if any, to a Participant's account under the Bonus Replacement Retirement Plan of Armstrong World Industries, Inc.
(b)
for a nonemployee director Participant, Compensation shall include payments to the director of regularly scheduled cash compensation.
1.11
"Director Deferrals" means the deferrals elected by the Participant pursuant to Section 3.3.
1.12
"Director Deferral Account" means the Account with is maintained with respect to the Director Deferral credits of the Participant and any hypothetical earnings or losses thereon.
1.13
"Effective Date" means January 1, 2005.
1.14
"Excess Compensation" means the Participant's Compensation for the Plan Year in excess of 12.5 times the Code Section 402(g) limit in effect for such Plan Year
1.15
"Investment Funds" shall mean the investment alternatives made available by the Administrator from time to time under the Plan.
1.16
"Participant" shall be each nonemployee director and employee who has been selected for participation by the Administrator, who satisfies all conditions of eligibility.
1.17
"Plan" means the Armstrong Nonqualified Deferred Compensation Plan, the Plan set forth herein, as amended from time to time.
1.18
"Plan Year" means a 12-consecutive month period commencing January 1st and ending on the following December 31st.
1.19
"Qualified Plan" means the Savings and Investment Plan of Armstrong World Industries, Inc. and any successor plan thereto.
1.20
"Restoration Bonus Deferrals" means the deferrals elected by the Participant pursuant to Section 3.2.
1.21
"Restoration Deferral Account" means the Account which is maintained with respect to the Restoration Salary Deferrals and Restoration Bonus Deferrals of the Participant and any hypothetical earnings or losses thereon.
1.22
"Restoration Matching Credits" means the credits allocated to the Participant pursuant to Section 4.1.

1.23
"Restoration Matching Account" means the Account which is maintained with respect to the Restoration Matching Credits of the Participant and any hypothetical earnings or losses thereon.
1.24
"Restoration Salary Deferrals" means the deferrals elected by the Participant pursuant to Section 3.1.
1.25
"Retirement Supplement Credits" means the credits allocated to the Participant pursuant to Section 4.2.
1.26
"Retirement Supplement Account" means the Account which is maintained with respect to the Retirement Supplement Credits of the Participant and any hypothetical earnings or losses thereon.
1.27
"Termination" means a Participant's "separation from service" as defined under Treas. Reg. § 1.409A-1(h).
1.28
"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
1.29
"Valuation Date" means any day on which the New York Stock Exchange or any successor to its business is open for trading.
2.
ELIGIBILITY AND PARTICIPATION
2.1
Eligibility for Participation: Participation in the Plan is limited to those individuals who have been selected for participation by the Administrator. No individual shall be eligible for selection unless he/she meets one or more of the following criteria:
(a)
To be eligible to make Restoration Salary Deferrals or Restoration Bonus Deferrals for a Plan Year:
(i)
the individual must be a management employee in a position Grade 15 or higher as of the September 1st prior to the Plan Year or, for the Plan Year in which an individual is first hired by or transferred to a Company, the individual must be hired or transferred to a position that is Grade 15 or higher (individuals previously employed by a participating Company who are promoted to a position Grade 15 or higher must be in the eligible position as of the September 1 prior to the Plan Year to participate for that Plan Year), and
(ii)
the individual must earn Compensation for the Plan Year in excess of 12.5 times the Code Section 402(g) limit in effect for such Plan Year.

(b)
To be eligible to make Director Deferrals for a Plan Year, the individual must be a nonemployee director of the Corporation as of the December 1st prior to the Plan Year and be authorized to participate in the Plan by the Nominating and Governance Committee of the board of the Corporation.
(c)
To be eligible to receive Restoration Matching Credits, the employee Participants must make a Restoration Salary Deferral election or a Restoration Bonus Deferral election for the Plan Year and must not be actively accruing any benefit under the Retirement Income Plan for Employees of Armstrong World Industries, Inc.
(d)
To be eligible to receive Retirement Supplement Credits, the individual must be a management employee in a position Grade 15 or higher as of his or her crediting date and have been designated to receive Retirement Supplement Credits by the Administrator.
2.2
Commencement of Participation: Each Participant shall be provided an opportunity to designate irrevocably, prior to each Plan Year (or, in the Participant's first year of eligibility, within 30 days following the date the Participant became eligible), his or her elections pursuant to Article 3. Any such designation must be made in the manner authorized by the Administrator and must be accompanied by, as applicable:
(a)
an irrevocable authorization for the Company to make regular deductions to cover the amount of such deferrals elected pursuant to Section 3.1 or Section 3.3;
(b)
an irrevocable authorization to defer receipt of a percentage of future Bonus amounts for any year as elected under Section 3.2;
(c)
an investment election with respect to each of the Participant's Accounts as provided under Section 5.3;
(d)
a designation of Beneficiary; and
(e)
a designation as to the form and timing of the distribution of each of the Participant's Accounts as provided under Sections 6.1 and 6.2.

Each Participant’s deferral elections effective on or after January 1, 2014 pursuant to this Section 2.2 shall be automatically renewed for each subsequent Plan Year unless the Participant makes a new deferral election prior to the beginning of the Plan Year, pursuant to this Section 2.2.

2.3
Cessation of Participation: A Participant shall cease to be an active Participant on the earliest of:
(a)
the date on which the Plan terminates, or
(b)
the date on which he or she ceases to be eligible to participate in the Plan under Section 2.1.

A former active Participant will be deemed a Participant for all purposes except with respect to the right to make deferrals, as long as he or she maintains a Participant Account.

3.
DEFERRAL OF COMPENSATION
3.1
Restoration Salary Deferrals: Each Participant eligible to make Restoration Salary Deferrals may authorize the Company by which he or she is employed, in the manner described in Section 2.2, to have Restoration Salary Deferrals made on his or her behalf. Such election shall apply to the Participant’s Excess Compensation attributable to services performed in the Plan Year subsequent to the year of the election (or the year of an automatic renewal of an election, as applicable, pursuant to Section 2.2). Such Restoration Salary Deferrals shall be a stated percentage of the Participant’s Excess Compensation, up to 25 percent as designated by the Participant. A Participant’s election to make a Restoration Salary Deferral or the automatic renewal of such election shall be irrevocable as of the beginning of the applicable Plan Year. A Participant’s election to make a Restoration Salary Deferral shall continue in effect for each subsequent Plan Year unless otherwise elected by the Participant pursuant to Section 2.2.
3.2
Restoration Bonus Deferrals: Notwithstanding deferrals made under Section 3.1, by December 31 of each year or such earlier date as the Administrator may determine, each Participant eligible to make Restoration Bonus Deferrals may authorize the Company by which he or she is employed, in the manner described in Section 2.2, to defer a percentage of his or her Bonus that is Excess Compensation that would otherwise be payable for services performed in the twelve-month period beginning on the January 1 immediately following such December 31. Such Restoration Bonus Deferrals shall be a stated percentage of the Participant’s Excess Compensation, up to 25 percent as designated by the Participant. A Participant’s election to defer a Bonus shall continue in effect for each subsequent Plan Year unless otherwise elected by the Participant pursuant to Section 2.2.
3.3
Director Deferrals: Each Participant eligible to make Director Deferrals may authorize the Company, in the manner described in Section 2.2, to have Director Deferrals made on his or her behalf. Such election shall apply to the Participant’s Compensation attributable to services performed in the Plan Year subsequent to the election. Such Director Deferrals shall be a stated whole percentage of the Participant’s Compensation, up to 100 percent as designated by the Participant. A Participant’s election to make a Director Deferral shall continue in effect for each subsequent Plan Year unless otherwise elected by the Participant pursuant to Section 2.2.
3.4
First Year of Eligibility: In the case of the first year in which a Participant becomes eligible to participate in the Plan, such Participant's election with respect to Sections 3.1 or 3.3 may be made with respect to services to be performed subsequent to the election within 30 days following the date the Participant becomes eligible to participate in the Plan.
4.
EMPLOYER CONTRIBUTIONS
4.1
Restoration Matching Credits: For each pay period that the employee Participant makes Restoration Salary Deferrals and/or Restoration Bonus Deferrals, the Company shall make Restoration Matching Credits on behalf of each Participant eligible for Restoration Matching Credits in an amount equal to 100% of the first 4% and 50% of the next 4% of the Participant's Restoration Salary Deferrals and Restoration Bonus Deferrals for such pay period. Such Restoration Matching Credits shall be fully vested at the same time as the Participant's matching contributions under the Qualified Plan.
4.2
Retirement Supplement Credits: The Company shall make Retirement Supplement Credits to the Retirement Supplement Account in the manner and at such time as determined by the Administrator. Retirement Supplement Credits shall be fully vested at the same time as the Participant's matching contributions under the Qualified Plan.
5.
INVESTMENT OF CONTRIBUTION
5.1
Establishment of Accounts: The Company shall establish Accounts for each Participant, but only to the extent the Participant has amounts to be allocated to such Account:
(a)
a Restoration Deferral Account to which shall be credited the Participant's Restoration Salary Deferrals and Restoration Bonus Deferrals and any deemed earnings and losses credited thereto;
(b)
a Director Deferral Account to which shall be credited the Participant's Director Deferrals and any deemed earnings and losses credited thereto.
(c)
a Restoration Matching Account to which shall be credited the Participant's Restoration Matching Credits and any deemed earnings and losses credited thereto.
(d)
a Retirement Supplement Account to which shall be credited the Participant's Retirement Supplement Credits and any deemed earnings and losses credited thereto.

Each Participant shall receive periodic statements (no less frequently than quarterly) reflecting the balances in his or her Participant Accounts.

5.2
Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from the general assets of the Company. To the extent a Participant, or any person, acquires a right to receive payments under this Plan, such right shall be no greater than the right of any general creditor of the Company. Neither this Plan, nor any action taken pursuant to the terms of this Plan, shall be considered to create a fiduciary relationship between the Company and the Participant, or any other persons, or to require the establishment of a trust in which the assets are beyond the claims of any general creditor of the Company.
5.3
Establishment of Investment Funds: The Administrator will establish multiple deemed Investment Funds which will be maintained for the purpose of determining the investment return to be credited to each Participant's Accounts. The Administrator may change the number, identity or composition of the Investment Funds from time to time, Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Articles 3 and 4 are to be adjusted. Each Participant's Accounts will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Administrator will specify. A Participant may make separate Investment Fund elections with respect to each Account (as applicable) set forth in Section 5.1. A Participant may change his or her Investment Fund election periodically in the manner provided by the Administrator. Any such change shall become effective as soon as administratively practicable following the date the Administrator receives notice of such change in the form prescribed by the Administrator.
5.4
Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect investment results. Each Participant Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Administrator. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.
6.
PAYMENT AND AMOUNT OF BENEFITS
6.1
Form of Distribution:
(a)
Each Participant shall elect the form and timing of the distribution with respect to each of his or her Participant Accounts in the manner authorized by the Administrator. The Participant's election shall indicate the form of distribution of the amounts credited to each of the Participant's:
(1)
Restoration Deferral Account and Restoration Matching Account (a single election with respect to these accounts);
(2)
Director Deferral Account; and
(3)
Retirement Supplement Account.

(b)
The Participant's election shall indicate that a payment shall be made in a lump sum or substantially equal monthly installments. If the Participant elects a monthly installment distribution, the amount of each installment shall be determined by multiplying the Participant's remaining Account balance by a fraction, the numerator of which is one (1) and the denominator of which is the number of months remaining in the installment period.
(c)
If the Participant fails to timely make an election with respect to the form of distribution of his or her Account(s) as provided in this Section 6.1, the Participant's Account(s) shall be distributed in a lump sum.
6.2
Time of Distribution: Each Participant shall elect the timing of the distribution with respect to his or her Participant Account in the manner authorized by the Administrator. A Participant shall make a separate election as to the timing of payment with respect to each

Account grouping specified in Section 6.1(a) above. The Participant's election(s) shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election):
(a)
within 45 days following the Participant's Termination; provided, however, if the Participant is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and the stock of the Company or the Corporation is publicly traded on an established securities market, distributions shall not commence before the date which is 6 months following the date of Termination (or, if earlier, the death of the Participant); or
(b)
in a specific month and year, but in no event (1) later than the first of the month following the Participant's 70th birthday, or (2) earlier than the Participant's Termination. If a Participant elects his or her distribution to be made or commenced in accordance with this paragraph (b), and such date falls before the Participant's Termination, the distribution shall be made within 45 days following the Participant's Termination.

If the Participant fails to timely make an election with respect to the timing of distribution of his or her Account(s) as provided in this Section 6.2, the Participant's Account(s) shall be distributed or commence distribution on or within 45 days following the Participant's Termination.

6.3
Change in Control Election: Notwithstanding the elections made in accordance with Sections 6.1 and 6.2 above, a Participant may elect that in the event of a Change in Control, a election shall be superseded and that, in the event of the Participant's Termination within 12 months following the Change in Control, the Account balance shall be paid in a lump sum. If so elected, such lump sum payment shall be made within 45 days following the Participant's Termination; provided, however, if the Participant is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and the stock of the Company or the Corporation is publicly traded on an established securities market, distributions shall not commence before the date which is 6 months following the date of Termination (or, if earlier, the death of the Participant).
6.4
Change in Form or Time of Distribution: A Participant may change his or her form and timing election applicable to the distribution of an Account under Sections 6.1, 6.2 and 6.3, provided that such request for change (i) does not take effect until at least twelve (12) months after the date on which it is made, (ii) with respect to payments made at a specified time or pursuant to a fixed schedule, is made at least twelve (12) months prior to the date on which such distribution would otherwise have been made or commenced and (iii) with respect to elections under Section 6.1 and 6.2, the first payment with respect to such new election is deferred for a period of not less than five (5) years beyond the date such distribution would otherwise have been made.
6.5
Distribution after Death: If a Participant dies prior to receiving the entire amounts credited to his or her Participant Accounts, the remaining amounts shall be paid to the

Participant's Beneficiary designated by the Participant at the time and in the form as previously elected by the Participant under Section 6.1, 6.2 and 6.3 (i.e, there are no special distribution elections for distribution upon death). In the case of an election for amounts to be paid as of Termination, the Participant's death shall be considered a Termination.
6.6
De Minimis Distributions: Notwithstanding the provisions of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 with respect to the form of distribution, if, as of the Participant's Termination or death and prior to the commencement of installment payments, the value of amounts in all of the Participant's Accounts (determined as of the Valuation Date immediately preceding such date) is less than $10,000, the entire balance in the Participant's Accounts shall be distributed to the Participant (or if the Participant is deceased, the Participant's Beneficiary) as a lump sum payment.
6.7
Distribution Due to Unforeseeable Emergency: Distributions hereunder may commence if the Administrator determines, based upon uniform, established standards consistent with Treas. Reg. § 1.409A-3(i)(3), that the Participant has incurred an Unforeseeable Emergency. The amount distributed under this Section 6.7 shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.) Distributions under this Section 6.7 shall be distributed from either the Participant's Restoration Deferral Account or Director Deferral Account, as appropriate, under Section 5.1. Distributions under this Section 6.7 from a Participant's Restoration Deferral Account shall first be debited from the Participant's Restoration Salary Deferrals and then from the Participant's Restoration Bonus Deferrals, and any deemed earnings and losses credited thereto. No distribution under this Section 6.7 shall be made from the Participant's Restoration Matching Account under Section 5.1. Amounts distributed pursuant to this Section 6.7 shall be debited prorata from each Investment Fund maintained for the respective Account at the time of distribution under Section 5.3.
6.8
Termination for Willful, Deliberate or Gross Misconduct: In the event that a Participant (i) is discharged for willful, deliberate, or gross misconduct as determined by the Board or a duly constituted committee thereof; or (ii) if following the Participant's Termination and, within a period of three years thereafter, the Participant engages in any business or enters into any employment which the Board or a duly constituted committee thereof determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company's financial interest (the occurrence of an event described in (i) or (ii) shall be referred to as "Injurious Conduct"), all amounts attributable to the Restoration Matching Account and Retirement Supplement Account shall be forfeited. Further, the Board or a duly constituted committee thereof, in its discretion, may require the Participant who has engaged in Injurious Conduct to return any amounts attributable to the Restoration Matching Account and Retirement Supplement Account previously received by the Participant, provided the right to require repayment under this Section 6.8 must be exercised within ninety (90) days after the Board (or committee, as the case may be) first learns of the Injurious Conduct, but in no event later than twenty-four (24) months after the Participant's Termination. A Participant may request the Board or a duly constituted committee thereof, in writing, to determine whether any proposed business or employment activity would constitute Injurious Conduct. Such a request shall fully describe the proposed activity and the Board's (or the committee's, as the case may be) determination shall be limited to the specific activity so described.
7.
FINANCING

No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset the Corporation or the Company as a result of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of a general creditor.

8.
AMENDMENT OR TERMINATION
8.1
Plan Amendment: The Plan may be amended or otherwise modified by the Administrator, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his or her Participant Accounts under Article 3 and 4 or of the amount and method of crediting earnings to such Participant Accounts under Article 5 of the Plan as of the date of such amendment.
8.2
Termination of the Plan: The Administrator reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant's Accounts in the form and at the benefit commencement date elected by the Participant pursuant to Article 6 of the Plan. Earnings shall continue to be allocated under Article 5 of the Plan after the termination of the Plan until the Participant's benefits have been paid in full notwithstanding the termination of the Plan.
9.
ADMINISTRATION
9.1
Administration: Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Administrator, which shall have the full and exclusive discretionary authority to interpret the Plan, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Administrator. The Administrator may delegate administrative tasks as necessary to persons who are not Administrator members. All decisions of the Administrator shall be conclusive and binding upon all affected persons.
9.2
Plan Expenses: The expenses of administering the Plan shall be borne by the Corporation and the Company. No employee shall receive any remuneration for service in such capacity. However, expenses of the Administrator or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Corporation and the Company.
9.3
Liability: The Corporation and the Company shall indemnify and hold harmless the members of the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
10.
CLAIMS PROCEDURE
10.1
Claim: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator which shall respond in writing as soon as practicable.
10.2
Denial of Claim: If the claim or request is denied, the written notice of denial shall state:
(a)
The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)
A description of any additional material or information required and an explanation of why it is necessary.
(c)
An explanation of the Plan's claim review procedure.
10.3
Review of Claim: Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
10.4
Final Decision: The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
10.5
Attorney's Fees and Expenses: In the event a Participant's claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Corporation or the Company shall pay or reimburse the legal fees and expenses directly incurred by the Participant in connection with his appeal subject to a maximum payment or reimbursement of one-third of the balance of the Participant's Accounts. Any such legal fees and expenses shall be paid to, or on behalf of, the Participant no later than thirty (30) days following the Participant's written request for the payment of such legal fees and expenses, provided the Participant supplies the Administrator with evidence of the fees and expenses incurred by the Participant that the Administrator, in its sole discretion, determines is sufficient.
10.6
Interest on Delayed Payments: Further, in the event a Participant's claim for benefits under this Plan is denied and the Participant successfully appeals the denial of such claim under the foregoing procedures, the Corporation or the Company shall pay to the Participant interest on the portion of the Participant's benefits that were not otherwise paid when due because of the initial denial of the claim. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to the prime rate as quoted in the Wall Street Journal as of the date the benefits would otherwise have been paid if the claim had not initially been denied, plus five percent (5%), and shall be adjusted as necessary to reflect any partial payment or payments of the amounts owed to the Participant.
11.
11. MISCELLANEOUS
11.1
Non-Alienation of Benefits: No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or the Beneficiary of a Participant except as may be required by law.
11.2
Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed as giving
(a)
any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company or the Corporation unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or
(b)
any Participant, or other person whomsoever, the right to be retained in the service of the Company or the Corporation, and all Participants and other employees shall remain subject to termination to the same extent as if the Plan had never been adopted.
11.3
Participant's Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against the Company, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant's Accounts or any asset of the Company or the Corporation. The liabilities of the Company or the Corporation to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company or the Corporation for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, a Participant or Beneficiary.
11.4
Incapacity: In the event that the Administrator shall find that a Participant or other person entitled to benefits hereunder is unable to care for his or her affairs because of illness or accident, the Administrator may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the Participant's spouse, child, parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Corporation, any employing Company and the Plan therefor.
11.5
Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

11.6
Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.
11.7
Controlling Law: The Plan shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by ERISA and any other law of the United States.

SIGNATURE

IN WITNESS WHEREOF, the Retirement Committee of the Company has executed this

Plan on the day of _________________, 2013.

_____________________________________ Thomas B. Mangas, Sr. VP & CFO	_____________________________________ Ellen R. Romano, Sr. VP, Human Resources
_____________________________________ Anabel I. Pichler, VP, Comp & Benefits	_____________________________________ Mark A. Hershey, Sr. VP, General Counsel
_____________________________________ David S. Cookson, Sr. VP, ABP Americas